Exhibit 10(g)

                                            June 26, 1995
Mr. Ronnie LaBorde
Chief Executive Officer
Piccadilly Cafeterias, Inc.
3232 S. Sherwood Forest Blvd.
Baton Rouge, LA 70821

Dear Ronnie:

        In connection with the Board of Director's election of you as Chief Executive Officer for Piccadilly Cafeterias, Inc., on June 9, 1995, this letter is written to confirm the Board of Director's decisions concerning your compensation.

        1.      The annual salary is set at $275,000.

        2. The Board establishes an Annual Incentive Compensation Plan for you. For the fiscal year from July 1, 1995, to June 30, 1996, the amount of Plan payment to be made will be based on 5% of the increase in cash flow, defined below, from the July 1, 1994, to June 30, 1995, fiscal year.

                For purposes of this plan, cash flow will be equal to the Net Cash Provided by Operating Activities, as determined in accordance with GAAP and presented in the Company's public financial statements, less the net aggregate change in operating assets and liabilities.

                The cash flow for each of these two fiscal years may have plus or minus adjustments because of non-recurring or special events, but any such adjustments must have the approval of the Compensation Committee of the Board of Directors.

        3. The Board establishes a Long Term Incentive Compensation Plan for you for the four year period from June 9, 1995, until June 8, 1999. The amount of payment to be made for this four year period is equivalent to the increase in price of 200,000 shares of common stock during this four year period.

               Piccadilly common stock closed at 9 5/8 on June 9, 1995. The amount of this Long Term Incentive Plan payment to you will be calculated as 200,000 times the difference in closing price of Piccadilly common stock on June 8, 1999, (or the first trading day thereafter) as quoted in the Wall Street Journal, and 9 5/8.

               If, and only if, you do not continue to serve Piccadilly as CEO and vacate the position in good-standing with the Board of Directors, this 200,000 share equivalency, calculated through the final date you served as CEO, will vest to you in four (4) equal increments on June 8, 1996; June 8, 1997; June 8, 1998; and June 8, 1999.

               If there is a "Change of Control" of Piccadilly as defined in your signed Management Continuity Agreement, vesting will be immediate.

        4. The Board approved an option grant to you of 50,000 shares, priced as of June 9, 1995, and under the terms of our Stock Option Plan.

        5. The Board has earlier approved a 30 month Management Continuity Agreement for you and it is already in effect.

        6. All retirement, health insurance, vacations, and all other benefits will be in accordance with existing Piccadilly plans.


              Respectfully,

              \s\ Paul W. Murrill
              Paul W. Murrill, Chairman
              Board of Directors
                                   ___________________________